UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2015

DAIS ANALYTIC CORPORATION

(Exact name of registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive

Odessa, Florida 33556

(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Copies to:

Peter DiChiara, Esq.

SICHENZIA ROSS FRIEDMAN FERENCE LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 12, 2015, Dais Analytic Corporation (the “Company”) received a Waiver of the Service of Summons from Soex (Hong Kong) Industry & Investment Co., Ltd. ("SOEX"). With such waiver, along with the motion by Soex’s attorney to move the action filed by the Company to federal court in Florida, Soex has submitted itself to jurisdiction in Florida and allows the Company’s lawsuit to proceed. The Company is suing for the cancellation of the 37,500,000 shares issued to Soex (the “Shares”) in connection with a Securities Purchase Agreement, dated January 21, 2014 (“Soex SPA”), and 3,750,000 shares issued to Zan Investment Advisory Limited (“Zan”), which is affiliated with Soex through Aifan Liu, who was appointed as a Company board observer by SOEX and her husband, Xinghong Hua. Sharon Han, General Manager and Chairwoman of Soex, serves on the Company’s board pursuant to the provisions of the Soex SPA.

On April 24, 2014, the Company entered into a Distribution Agreement, dated April 24, 2015 (the “Distribution Agreement”), with Soex to distribute certain of the Company’s products in China. As the Company reported in its Form 10-K for the year ended December 31, 2014 and filed with the Securities and Exchange Commission on April 1, 2015, the Company was entitled to receive, pursuant to the Distribution Agreement, royalties and a $500,000 payment, of which $50,000 has been received, that was due on or before October 24, 2014. Further, it reported the Company has not received any royalties from Soex. Soex is in breach of the Distribution Agreement.

As reported in the Company’s Form 10-Q for the quarter ended June 30, 2015, the Company began pursuing legal action against Soex. On July 8, 2015, the Company filed a lawsuit in state courts in Florida again Soex and Zan.

Pursuant to the Distribution Agreement, Soex is in material breach of the following:

(1)

Section 1(a) of the Distribution Agreement for Soex’s failure to make a $225,000 payment to the Company for the appointment of Soex as the exclusive distributor of the Products in the Field and Territory (the “Distribution Payment Default”) in accordance with the terms set forth in the Distribution Agreement. Such payment was due on October 20, 2014 (the “Payment Date”).

(2)

Section 8(b) of the Distribution Agreement for Soex’s failure to make a $225,000 payment to the Company for the grant of the license and right to manufacture, sell, lease and distribute Products (excluding manufacture of MTM), and to use the Intellectual Property in connection therewith (the “License Payment Default” and, together with the Distribution Payment Default, the “Payment Default”) in accordance with the terms set forth in the Distribution Agreement. Such payment was due on the Payment Date.

(3)

Section 15(b) of the Distribution Agreement for Soex’s failure to issue to the Company 25% of the equity (the “Equity Default”) of SOEX (Beijing) Environmental Protection Technology Company Limited (the “China Subsidiary”).

As a result of the above, the Company terminated the Distribution Agreement. As provided in Section 14(e) of the Distribution Agreement, the Company’s still has the right to enforce any obligation due to it by the Soex. As a result, Soex still must (a) pay the Company the remaining $450,000 due under the Distribution Agreement and the amount of Royalties due, plus interest at 1.5% per month (18% per year) with interest accruing from the date that payment was due and (b) issue to the Company 25% of the equity of SOEX (Beijing) Environmental Protection Technology Company Limited. As provided in Section 14(b), neither the Company nor Soex shall be liable for compensation, reimbursement or damages due to loss of profits on sales or anticipated sales or losses due to expenditures, investments or commitments made or in connection with the establishment, development or maintenance of the business.

Further, in consideration of the issuance of the Shares to Soex and the equity to Zan under the Soex SPA was the covenant that Soex would enter into a Distribution Agreement and establish a subsidiary in China and issue shares to the Company in the China Subsidiary. With Soex’s Equity Default, Soex breached the Soex SPA and the Company is seeking return of the Shares from Soex in the lawsuit filed in July 2015.

While the Company believes it has a strong case against Soex as a result of its breaches of the agreements with the Company, the Company cannot make any predictions about the success of its action again Soex or whether or not Soex will have the assets to satisfy any judgment.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dais Analytic Corporation

Dated: October 19, 2015	By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi Chief Executive Officer and President